EXHIBIT 23.4

CONSENT OF INVESTMENT BANKING FIRM

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-4 as filed with the Securities & Exchange Commission and the Prospectus/Proxy Statement of Blue River Bancshares, Inc. contained therein relating to the Merger, as defined therein, and consent to the references to our fairness opinion in such Registration Statement and Prospectus/Proxy Statement. We further consent to filing of the aforementioned Prospectus/Proxy Statement.

HOWE BARNES INVESTMENTS, INC.

/s/ Daniel E. Coughlin
Daniel E. Coughlin
President and Executive Officer

Dated: December 13, 2004